Exhibit 99.1

PO Box 27347 Omaha NE 68127-0347 Phone: (402) 596-8900 Fax (402) 537-6104 Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
December 5, 2008
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: lisa.olson@infogroup.com
infoGROUP Names Oberdorf to Financial Executive Position
(OMAHA, NE)—infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing, market research and global information solutions, has named Thomas W. Oberdorf its new Chief Financial Officer. He will be based in Omaha and will report to infoGROUP’s Chief Executive Officer, Bill Fairfield.
Mr. Oberdorf joined the Company from Getty Images, Inc., where he has served as the Chief Financial Officer and Treasurer. Getty Images Inc. is the world’s leading creator and distributor of still imagery, footage and multi-media products, as well as a recognized provider of other forms of premium digital content, including music. Prior to joining Getty Images, Inc., he has held CFO and leadership positions with Moduslink (NASDAQ: MLNK), formerly known as CMGI, Inc., a supply chain management, marketing distribution and ecommerce solutions company, Bertelsmann Music Group in New York, NY as well as Reader’s Digest Association, Inc. and Cheseborough-Ponds. He is a graduate of Boston College.
“Tom has a tremendous amount of domestic and international business experience and will provide infoGROUP with a new dimension to the business,” said Bill Fairfield, infoGROUP’s Chief Executive Officer. “We are pleased he will be joining our leadership team.”
Mr. Oberdorf currently serves on the Board of Directors of UFP Technologies (NASDAQ: UFPT), a public company which specializes in fabricating specialty forms, plastics, and natural fiber materials into packaging, components, and end products. He has been a director since 2004.
The identification of a new CFO was part of the settlement of the shareholder derivative litigation in July 2008. Stormy Dean has served as the CFO and held other key leadership positions over the past several years. He will continue to be a valuable part of the leadership team and has been named Executive Vice President and General Manager of the Data Group.
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.